Exhibit 10.1

[***Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.]

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) is entered into between Integrated Distribution and Logistics Direct, LLC (dba SPExpress, hereinafter referred to as “SPE”), an Arizona limited liability company located at 1610 N. Kolb Rd., Tucson, AZ 85715, and Mannatech, Incorporated (hereinafter referred to as “Client”) a Texas Corporation, located at 600 S. Royal Ln. Ste. 200, Coppell, TX 75019, as of the Commencement Date as set forth below.

1.	Services To Be Provided:
SPE agrees to provide the space, labor, materials, facilities, equipment and personnel reasonably necessary to perform services including but not limited to:  packaging, receipt, carriage, warehousing, storage, distribution, fulfillment, shipping, transportation and delivery services at the rates set forth in Appendix B (“Services Price Schedule”), each of which is incorporated herein by reference, and more specifically referenced in the Manifests required under Section 3 of this Agreement.

2.	Acceptance:
a.
 In the event that goods tendered for storage or other services do not conform to the description contained herein, or Client requests that SPE perform services other than those identified herein, SPE may refuse to accept such goods. If SPE accepts such goods, the parties shall agree on applicable rates and charges within 30 days of SPE’s acceptance.  Should the parties be unable to reach an agreement, the rates and charges shall be based on the All-in pricing per order for the most similar priced Goods contained in Appendix B.

b.	All goods accepted by SPE shall constitute “Goods” as referred to under this Agreement.
c.	This Agreement is automatically canceled if no storage or other services are performed under this Agreement for a period of one hundred eighty (180) consecutive days.

3.	Delivery and Tender of Goods:
a.
No Goods shall be delivered or transferred to SPE unless accompanied by Client’s complete written instructions, in the form of a written manifest, bill of lading or other warehouse and/or carriage receipt (collectively, the “Manifest”). All Goods shall be delivered to the Facility properly marked and packaged for storage and handling. In order to allow SPE to better schedule staffing and other resources and to properly receive Goods, Client shall provide SPE with an Advance Ship Notification (“ASN”) and packing slip or similar document for such shipment for all inbound deliveries to SPE Facilities.  ASN’s and the supporting shipment documentation may be emailed, faxed or mailed to SPE.  Client may notify SPE by telephone of inbound deliveries but must provide shipment documentation prior to, or at the time of, delivery of the goods to SPE in accordance with its established policies and procedures as further described in paragraph 5.  In the event of inbound deliveries, SPE shall:

i.	Use its best efforts to receive such deliveries in a timely manner.
ii.	Not bear any responsibility for detention or other related charges from the Client’s cartage companies if caused by Client.
b.
Force Majeure.  No party (the “Affected Party”) shall be in breach of any of its obligations under this Agreement where failure to perform or delay in performing any obligation is due, wholly or in material part, directly or indirectly, to the occurrence of: act of God, act of public enemy, act of terrorism, act of a governmental body or agency, foreign or domestic, sabotage, riot, fire, flood, typhoon, explosion or other catastrophe, epidemic or quarantine restriction, accident, freight embargo, equipment failure, shortage of materials, prohibition to export, governmental directive, legal restrictions, or because of any other similar event (a “Force Majeure Event”), for the period of time occasioned by any such occurrence, so long as the event is beyond the reasonable control of, does not result from the fault of, and cannot be overcome by the exercise of reasonable due diligence by the Affected Party, and provided that:

(a)
the Affected Party forthwith gives the other party hereto written notice of the Force Majeure Event, which notice shall include an estimate of the duration and the likely impact of the Force Majeure Event;

(b)	the suspension or delay of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and
(c)	the Affected Party will use its best efforts to correct, cure or overcome the Force Majeure Event.

Should the Force Majeure Event continue for a period of more than sixty (60) days and the Affected Party be unable to fulfill its obligations at the conclusion of the sixty (60) day period, either party shall have the right to terminate this Agreement upon a seven (7) day prior written notice to the other party.
Goods remaining in storage will continue to be subject to regular storage charges.
c.
Client agrees that all Goods shipped to SPE shall identify Client on the Manifest as the named consignee, in care of SPE, and shall not identify SPE as the consignee. If, in violation of this term of the Agreement, Goods are shipped to SPE as named consignee on the bill of lading or other contract of carriage, Client agrees to immediately notify carrier in writing, with copy of such notice to SPE, that SPE’s listing as consignee is as the “in care of party” only and has no beneficial title or interest in the Goods. Furthermore, SPE shall have the right to refuse such Goods and shall not be liable for any loss, misconsignment, or damage of any nature to, or related to, such Goods. Whether SPE accepts or refuses Goods shipped in violation of this Section 3, Client agrees to indemnify and hold SPE harmless from any and all claims for transportation, storage by any party other than SPE, handling by any party other than SPE and any and all other third-party charges of any nature relating to such Goods, including without limitation undercharges, demurrage, truck/intermodal detention and other charges of any nature whatsoever.

d.
In addition, the Client shall include in its Manifest furnished at or prior to such delivery,  information clearly identifying or otherwise showing quantities/units, item descriptions, marks, brands, or sizes of the Goods to be kept and accounted for separately, a unique identification code for the Manifest, descriptions of the packages containing the Goods (where applicable), a clear statement of the reasonable value assigned to the Goods, and the class of storage and other services desired, as well as the following, to be completed prior to SPE performing any services hereunder related to the corresponding Goods:  i) a space to identify the location of the SPE Facility; ii) a space to insert the date the Goods are turned over to and received by SPE; and iii) a space for the signature of an authorized SPE representative at the Facilities confirming receipt of the Goods at the appropriate Facility.

e.
Upon receipt of each Manifest and at the time of delivery, SPE shall stamp the Manifest “subject to final count and inspection.”  Within a reasonable time receipt of each Manifest, SPE shall fill in the appropriate information, furnish its signature where provided, and return a signed copy of the Manifest to Client, whereupon such Manifest shall constitute a valid warehouse receipt and a valid Bill of Lading.  SPE will confirm to Client that the Goods were received in correct quantity and in good condition through a receipt which will be communicated to Client via email within 3 business days after receipt of signed Bill of Lading.

f.
Client shall provide SPE with written instructions concerning the release or other disposition of the Goods.  TWX, facsimile, EDI, or other similar written communication is satisfactory, as it is agreed herein that SPE may rely upon the information contained in the writing as received.

g.
Client shall use its best efforts to comply with, and shall be solely responsible for, all applicable laws, regulations and requirements of the Federal Trade Commission, the Food and Drug Administration, the Federal Communications Commission and any other state or federal agency that might have jurisdiction over Client’s merchandise or sales transactions.  Client shall monitor compliance under such laws, regulations and requirements, and shall promptly notify SPE of any special compliance issues raised by the offer or sale of Client’s merchandise or sales or promotional activities in a particular state.  Client shall indemnify, defend and hold harmless SPE, its members, managers, officers, employees, and agents from and against all claims, lawsuits, liabilities, damages and expenses, including without limitation, reasonable attorneys fees and expenses, arising from any breach by Client of its obligations under this Section.

4.	Storage Period and Charges:
a.	Unless otherwise agreed in writing, all charges for storage are per package or pallet or other stated unit per month.
b.
Storage charges begin on the date that SPE accepts care, custody and control of the Goods, regardless of unloading date or date of issue of warehouse receipt. SPE shall be deemed to have accepted care, custody and control of the Goods on the date indicated on the corresponding warehouse receipt to be sent via email by SPE to Client.

c.	Storage charges shall be billed on a weekly basis and as set forth in Appendix B attached hereto.
d.
SPE will provide all utilities at the Facility, except Client will pay SPE for telephone, facsimile, overnight delivery and other communication expense incurred in dealing with Client’s Goods as part of the Monthly Administrative Support Fee described in Appendix B.  The payment schedule for such expenses is included in Appendix B.

e.	SPE will provide all required equipment at the Facility, unless specially agreed to otherwise.

5.	Term of Agreement:
The services to be performed under this Agreement will commence on July 7, 2012 (“Commencement Date”) at the rates set forth in Appendix B and . Rates are subject for review and adjustment after the first year of the Agreement to account for increases or decreases in SPE’s costs.  The breakdown of SPE’s baseline costs are included in Appendix B.  The 2012 Baseline cost will serve as the baseline upon which the yearly adjustment will be made.  Beginning on July 7, 2013 and continuing on the same day each year that this Agreement is in effect, SPE shall provide Client with documentation for changes in its current baseline costs.  Should the Parties disagree with such price review or adjustment, either party may terminate this Agreement by providing one hundred-eighty (180) days written notice to this effect to other party.  In the event either Party terminates this Agreement under this provision, the pricing structure currently in effect at the time of termination will remain in effect for the 180 day transition period.  Unless otherwise specifically provided, all rates are in United States Dollars.  The initial contract term will begin on the Commencement Date stated above and continue until March 18, 2018, unless terminated earlier in accordance with the terms of this agreement, and will automatically renew for an additional one-year term each year thereafter, unless a party provides a notice to the other party of its intent not to renew the Agreement at least one-hundred twenty (120) days prior to the end of the then current term. SPE's Services Policies and Procedures are set out in Appendix A, which is incorporated herein by this reference.  SPE shall not be liable for loss or damage to any Goods resulting from complying with this Agreement, including without limitation the Policies and Procedures set out in said Appendix A.  All services provided under this Agreement, and all related transactions and undertakings, shall be subject to and governed by SPE’s Services Policies and Procedures set out in Appendix A.  In the event of a conflict between or among any term, condition or provision in SPE’s Services Policies and Procedures set out in Appendix A and any term, condition or provision in this Agreement or in a Manifest referenced in Section 3 of this Agreement, the order of priority, governance and precedence shall be first, the Manifest applicable to the Goods in question, second, SPE’s Services Policies and Procedures, and last this Agreement.

6.	Terms and Method of Payment:
SPE will accept payment of invoices by Client by:
a.	Check or similar instrument,
b.	Automated Clearing House (“ACH”),
c.	Credit Card acceptable to SPE.
Payment terms on Client invoices are specified in Appendix B attached hereto.  If a credit card is used for payment, SPE will charge a five-percent (5%) surcharge added to the amount of the invoice in order to cover credit card processing and administration fees. Payment of invoices may also be made by ACH with no surcharge; payments made by ACH will be executed and negotiated by SPE no earlier than the 10th day following the date on which SPE's invoice is mailed to Client. Any amount of any invoice that is subject to reasonable dispute will not be subject to payment by Client until such dispute is resolved; subject to section “9. Disputes of Invoices” and section “10. Dispute Resolution” of this Agreement. Both parties will work diligently and in good faith to resolve any dispute.

7.	Late Payments:
Payments sent by mail and not post-marked by the due date will be assessed a monthly late payment penalty equal to 1.00% per month of the outstanding undisputed balance due from Client to SPE.

8.	Compliance with Lender and other Legal Requests
SPE shall comply with reasonable and customary requests of Client’s lender(s) with respect to the Goods, provided:
a.	The requests are in writing and signed by Client, its Lender and SPE;
b.	Client agrees to pay SPE for any additional work of, or cost to, SPE caused in complying with the Lender’s requests;
c.	Lender or Client’s successor agrees to pay SPE for all outstanding charges at any time Lender or Client’s successor assumes control of Goods; and
d.	Upon assuming control of the Goods, Lender shall be bound by the terms of this Agreement.
Furthermore, Client agrees to reimburse SPE for all reasonable legal or other costs related to responding to subpoenas or other legally binding requests or obligations related to Client’s business.

9.	Disputes of Invoices:
If the Client reasonably disputes any portion of an invoice, the Client must provide written notice of such dispute to SPE within thirty (30) days of the invoice date.  Under no circumstances shall SPE be liable for any disputed charges beyond such date in the absence of such written notice, and Client hereby expressly acknowledges and agrees that any claims related to such dispute shall be forfeited in the event Client fails to provide written notice of dispute within such thirty (30) day period.  If the dispute relates to a portion of the invoice, as opposed to the whole amount of the invoice, Client will make payment of the undisputed balance within the time period for payment set forth above.

10.	Dispute Resolution:
If a dispute, claim or other matter should arise between the parties in connection with this Agreement or the performance thereof, the aggrieved party shall notify the other party in writing.  If the parties fail to resolve the dispute within twenty (20) days after delivery of such notice, such dispute shall be resolved at the request of either party by a final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with such rules, and pursuant to the following procedures, to which the parties agree:  (a) discovery (e.g., document production; examination of the other party’s witnesses and depositions) will be permitted in the written form only, except for cross-examination as further provided herein; (b)  the parties agree that the decision of the arbitrator shall be final and binding; (c)  the arbitration hearing shall be held no later than two (2) months from the date of the notice from one party to another party of its intent to proceed to arbitration;  (d) the arbitration shall take no more than two days, and each party shall have a total of up to four (4) hours to cross-examine the other party’s witnesses on the first day, and each party shall have a total of up to four (4) hours to present/rebut its case on the second day, with the arbitrator announcing the decision at the end of such presentations/rebuttals; (e) judgment on any decision made by the arbitrator may be entered and enforced in any court of competent jurisdiction; (f) all arbitration fees and charges shall be shared equally by the parties unless otherwise specified by the arbitrator; (g) each party shall be responsible for the payment of all fees and expenses connected with the presentation of its respective case, provided that the arbitrator may in his/her discretion award to the prevailing party the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding; (h) the arbitration shall be confidential; (i) the arbitrator shall not include any confidential information of the parties in his/her arbitration decision or append any document which includes confidential information to his/her arbitration decision.

Notwithstanding the foregoing, neither party shall be precluded from applying to a court of competent jurisdiction for any relief in the nature of injunction, specific performance, or other equitable remedy.

11.	Transfer, Termination of Storage and Removal of Goods:
a.
 The Parties agree that the services will be rendered by SPE and Goods will be stored by SPE at its Facilities located at 445 South Royal Lane, Suite 800, Coppell, TX  75019 (Central) and Inland Empire Business Distribution Center #8, 1392 Sarah Place Unit B, Ontario, CA 91761 (West Coast) and a to be determined East Coast based distribution center location.  Should SPE wish to move any Goods in storage from SPE’s Facility in which they are stored to any other of SPE’s Facilities, SPE shall provide a written notice to Client of such intention and obtain Client’s prior written authorization, which shall not be unreasonably withheld or delayed; such move of Goods shall be made at SPE’s sole expense. SPE will store the Goods at, and may without notice move the Goods within and between, any one or more of the warehouse buildings which comprise any one of its Facilities which have been approved in writing by Client, provided that SPE shall at any reasonable time on demand of Client provide without unreasonable delay records setting forth the nature and quantity of Goods stored at each Facility.

b.	***
c.	***
d.
Client represents and warrants that Client is, and will continue to be, lawfully possessed of the Goods while they are in SPE’s dominion and has the right and authority to store them with SPE.  Client further represents and warrants to SPE that there are no known potential health, safety and/or environmental hazards associated with the storage and handling of such Goods, which render the Goods hazardous as defined by the United States Department of Transportation or any other applicable government agency.  If as a result of a quality or condition of the Goods, of which SPE had no actual notice at the time of deposit, the Goods are a hazard to other property or to SPE’s Facility or to persons, Client hereby acknowledges and agrees that SPE may return the Goods to Client at Client’s cost, and SPE shall incur no liability by reason of such return.  In any event, Client shall indemnify, defend and hold harmless SPE, its members, managers, officers, employees, and agents from and against all claims, lawsuits, liabilities, damages and expenses, including without limitation, reasonable attorneys fees and expenses, arising from any breach or failure by Client with respect any representation or warranty made by Client in this Agreement.

e.	Any termination of this Agreement is subject to the other terms and conditions of this Agreement.

12.	Records
Client reserves the right upon request to enter the Warehouse Facility during normal working hours, upon reasonable advance notice and justification, to examine and count all or any of the Goods stored under the terms of this Agreement.  SPE agrees to maintain complete and accurate documents, accounts and records in connection with its Services for the period required for income tax reporting purposes.  SPE shall at all reasonable times, upon reasonable advance notice and justification, permit Client to examine the businesses records relating to the Product(s) for the purpose of reconciling quantities and determining with SPE whether certain amounts are payable within the meaning of the Agreement.  SPE shall maintain and preserve all records required by United States, State and local laws, regulations, and ordinances for a period of no less than seven (7) years.  The requirements of this Section shall survive the expiration or termination of this Agreement. Client shall be responsible for all costs and expenses generated in connection with SPE’s compliance with the provisions of this Section.

13.	Criminal Acts:
Client represents and warrants that the Services provided by SPE under this Agreement will not be used for any criminal purpose. If SPE becomes aware that the Services are being used for any criminal purpose, SPE will have the right to suspend or terminate all Services immediately.

14.	Confidentiality:
a.
Confidentiality.  During the Term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall maintain in strict confidence the Confidential Information (as defined below) of the other party (the “Disclosing Party”).  Each party shall not use the Confidential Information of the other party for any purpose other than the purposes expressly permitted by this Agreement, shall not reproduce any Confidential Information in any form received from the other party except as required for the execution of activities agreed upon by the parties, and shall not disclose such Confidential Information to any third party (including, without limitation in connection with any publications, presentations or other disclosures) except to its employees, agents or advisors who have a need to know such Confidential Information to achieve the purposes of this Agreement or as otherwise contemplated herein for the purposes of this Agreement.  Each party shall ensure that any person to whom it discloses the other party’s Confidential Information is informed of the confidential nature of and duty not to disclose the information, and is obligated to maintain the confidentiality thereof, and each party shall remain responsible for any inappropriate disclosure made by its employees, agents or advisors.  Each party may also disclose such of the Confidential Information of the other party as may be required by law or by any governmental authority having jurisdiction, provided that prior to any such disclosure the party required to disclose shall, if possible, notify the other party prior to disclosing any Confidential Information and provide such other party with a reasonable opportunity to contest or limit the scope of the required disclosure and obtain any protective orders as may be appropriate; in all cases the party required to disclose shall limit the disclosure of Confidential Information as much as reasonably possible.   This section survives the termination of this Agreement.

b.           Definition.  “Confidential Information” means: the terms of this Agreement; all financial and business information of each party, including all information relating to the Goods and the Client’s clients to whom the Goods are shipped by SPE (the “Customers”), and all data, information, documentation and know-how relating to or in any way connected with the Goods and the Customers; and all other information of a party disclosed to the other party, whether orally or in writing, that is not generally available to the public or to its competitors.  Confidential Information shall not include any information which the Receiving Party can show:

(i)           was known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;
(ii)           is readily available to the public other than through any act or omission of the Receiving Party in contravention of this Agreement or any other agreement between the parties;
(iii)           was disclosed by a third party not under an obligation of confidentiality to the Disclosing Party; or
(iv)           is subsequently independently developed by the Receiving Party without use of the information of the Disclosing Party as demonstrated by competent written records.

15.	Liability and Limitation of Damages:
a.
SPE will perform the services and exercise such care in regard to the Goods as a reasonable careful person would exercise under like circumstances.  SPE shall not be liable to Client, any customer of Client, or any other party for any loss or damage to Goods tendered, stored or handled, or for any other property damage or personal injuries, however caused, or for any other claims of any nature, unless such loss or damage or claim resulted from the failure by SPE to exercise such care in regard to them as a reasonable careful person would exercise under like circumstances, or resulted from any breach of this Agreement by SPE.  In no event shall SPE be liable for any damages caused by events beyond the reasonable control of SPE, including any Force Majeure Event.  SPE shall indemnify, defend and hold harmless Client and its members, managers, officers, employees and agents from and against all such claims, lawsuits, injuries, losses and damages, including without limitation, the reasonable fees and expenses of legal counsel, related to any loss or damage as a result of the breach of this Agreement by SPE.

b.
Goods are not insured by SPE against loss or damage however caused.  Client shall indemnify, defend and hold harmless SPE and its members, managers, officers, employees and agents from and against all such claims, lawsuits, injuries, losses and damages, including without limitation, the reasonable fees and expenses of legal counsel, related to any loss or damage in relation with the Goods or this Agreement and for which SPE is not expressly responsible under Subsection 15(a), above.  Goods and related mailing material, product and product components, delivered to, shipped from or stored at SPE’s Facilities remain property of Client and must be insured by Client as such.

c.
Client declares that damages are limited to landed cost per item, provided, however, that such liability may be increased upon Client’s written request in a Manifest provided under Section 3 of this Agreement on part or all of the corresponding Goods in which event an additional monthly charge will be made based upon such increased valuation.  In no case shall SPE’s liability to Client exceed the cost or replacement value of Goods, whichever is lower.

d.
Where loss or damage occurs to tendered, stored or handled Goods, for which SPE is not liable, Client shall be responsible for the cost of removing and disposing of such Goods and the cost of any environmental cleanup and site remediation resulting from the loss or damage to the Goods.

e.
SPE is providing all services hereunder pursuant to the limited express warranties extended by SPE under this Agreement, and specifically under Subsection 15(a), above.  These limited express warranties constitute the only warranties, express or implied, from SPE to Client in relation to this Agreement and any services performed hereunder.  SPE expressly disclaims, and Client releases and discharged SPE from, all other warranties express or implies, including without limitation the implied warranties of merchantability and fitness for a particular purpose stated in the Uniform Commercial Code.  Client hereby agrees and acknowledges that SPE would not provide any services hereunder to Client but for the disclaimer, release and discharge of such other express warranties and implied warranties, and the other consideration given by SPE in relation thereto constitutes a bargain that is fair and reasonable to the parties.

f.
Except as clearly and expressly otherwise provided directly in Section 15 of this Agreement, and notwithstanding anything to the contrary in any document incorporated by reference into this Agreement, neither party shall under any circumstances be liable to the other party for any punitive, special, incidental or consequential damages, including without limitation loss of profits, loss of revenues or business.

g.
SPE shall not be responsible for any delayed or withheld refunds or credits due and owing to Client’s customers for any returned merchandise processed by SPE except as resulting from SPE’s failure to comply with the terms of this Agreement.

h.
SPE strives for accuracy at all times.  However, SPE may make an occasional error in picking, packing or shipping.  Upon Client’s request, or upon discovery by SPE of such error, SPE will refund or credit SPE’s service fee for any such order within 30 days of any such discovery or written request by Client.

i.
SPE shall not be liable for any concealed damage or concealed shortage of Client Goods or materials if such damage or shortage is caused or occurs prior to their actual receipt by SPE or after they are loaded away from SPE’s possession pursuant to Client’s instruction.

16.	Shrinkage Allowance
In further consideration of the rates herein, and in keeping with the definition of warehouseman’s legal liability contained herein and in Article 7-204 of the Uniform Commercial Code or other applicable state or local law, Client agrees to a shrinkage allowance in accordance with the Inventory Accuracy listed in the Service Levels contained in attached Appendix (C), for which, in case of loss or damage to Goods or mysterious disappearance, however caused, SPE will not be liable.

17.	Default and Remedies:
If either party shall fail to perform any of the covenants or obligations of performance and payment imposed upon it under and by virtue of this Agreement (except where such failure is excused under other provisions of this Agreement), the other party shall give the defaulting party written notice, stating specifically the cause for which the notice of default is given.  If, within a period of seven (7) days after such notice the defaulting party does not commence with diligence to remove and remedy the default then the party not in default may terminate this Agreement without any further obligation by furnishing the defaulting party a seven (7) day notice of cancellation.  Notwithstanding the foregoing, in the event the Client has defaulted in a payment obligation, SPE may terminate this Agreement should Client fail to effect the payment of any undisputed amount within thirty (30) days from its receipt of SPE’s written notice of such default.  In the event Client has so defaulted in any of its payment obligations related to this Agreement, then in addition to the right to cancel this Agreement, SPE may exercise any right and remedy held at law, provided that SPE has not renounced in writing to such rights.

In connection with this Agreement, SPE and Client are also the parties to an Asset Purchase Agreement and a Sublease; both the Sublease and Asset Purchase Agreement were executed contemporaneously with this Agreement.  Therefore, in addition to the events of default described above, an event of default under the Asset Purchase Agreement and/or the Sublease will constitute an event of default under this Agreement.

18.	Liability for Misshipment:
If SPE negligently misships Goods, SPE shall pay the reasonable transportation charges incurred to return the misshipped Goods to SPE’s Facility. If the consignee fails to return the Goods, SPE’s maximum liability shall be for the lost or damaged Goods as specified in Section 15, above, and SPE shall have no liability for damages due to the consignee’s acceptance or use of the Goods whether such Goods be those of the Client or another.

19.	Mysterious Disappearance:
SPE shall be liable for loss of Goods due to inventory shortage or unexplained or mysterious disappearance of Goods only if Client establishes such loss occurred because of SPE’s failure to exercise the care required of SPE under Section 15(a) above. Any presumption of conversion imposed by law shall not apply to such loss and a claim by Client of conversion must be established by affirmative evidence that SPE converted the Goods to SPE’s own use.

20.	Ownership and Property Rights:
Title to the Goods shall remain in the name of Client.   SPE shall have statutory liens, as set forth in Article 7 of the Uniform Commercial Code, for all lawful charges for storage and preservation of the Goods; also for all lawful claims for money advanced, interest, insurance, transportation, labor, weighing coopering, and other charges and expenses in relation to such Goods, and for the balance on any other accounts that may be due. SPE further claims such statutory liens for all such charges, advances and expenses with respect to any other Goods stored by Client in any other facility owned or operated by SPE. In order to protect its liens, SPE reserves the right to require advance payment of all charges prior to shipment of Goods.

21.	Non-Solicitation and Property Rights:
a.
During the term of this Agreement and for a period of twenty-four (24) months following the termination of this Agreement, each party agrees not to solicit, directly or indirectly, any employees of either party, or any of its related entities, or to otherwise compete with either party in the performance of services of the like performed by either party in relation to this Agreement.  The employees named in attached Appendix D are specifically excluded from this section.

b.
All technologies, software, hardware, operating applications, fulfillment procedures, telephone numbers, or other materials of any nature or type relating to the services provided pursuant to this Agreement which are not owned by Client or licensed to Client from a third party will be considered the sole and exclusive property of SPE and will be retained by SPE upon the termination of this Agreement. Notwithstanding anything in this or any other paragraph of this Agreement, Client will, at all times, be the sole and exclusive owner of its customer database and customer list, regardless of whether such is in the possession of SPE. Further, the information in the database will be provided by SPE to Client in electronic, machine-readable format within ten (10) days after Client's request therefore, at any time during the term of this Agreement, or within thirty (30) days following the expiration or earlier valid termination of the Agreement.

22.	Assignment:
This Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors and assigns. Neither Client nor SPE may assign its rights, or delegate its duties, under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

23.	Notices:
Any notice, request, consent or communication given under this Agreement may be:
a.
Hand-delivered, sent via facsimile transmission, or sent by electronic mail (with electronic receipt acknowledged by recipient), in which cases they will be deemed to have been given as of the date and time of the personal delivery or facsimile or email transmission, or

b.
Sent via nationally recognized express delivery service or sent via Certified Mail, return receipt requested, in which cases they will be deemed to have been given as of the date and time of receipt by the addressee.

All notices may be sent to the street addresses, email addresses, or telephone/facsimile numbers as they appear in this Agreement or to such other addresses or numbers as the parties may designate in writing from time to time.

If to SPExpress SPExpress Attn: Mich Bayley 1610 N. Kolb Rd. Tucson, AZ 85715 520-573-1100 Tel 520-573-1133 Fax	If to Client Mannatech, Incorporated Attn: Chief Financial Officer 600 S. Royal Ln., Ste. 200 Coppell, TX 75019 Tel: 972-471-7205 Fax:

A notice hereunder shall be deemed to have been given as of the date it was received.  Any contact information provided above may be modified by providing notice of such modification as required hereunder.

24.	Severability:
Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions of this Agreement, or the validity or enforceability of the offending term or provision in any other situation.

25.	Independent Contractor:
Nothing contained in this Agreement will be construed or interpreted by the parties hereto, or by any third party, as creating a relationship of principal and agent, partnership, joint venture, or any other association between SPE and the Client, other than that of independent contractors contracting for the provision and acceptance of fulfillment services. Each party will be responsible for hiring, supervising and compensating its own employees and for providing benefits to and withholding taxes for such employees.

26.	Entire Agreement:
This Agreement and its attachments represent the entire Agreement of the parties and supersedes all negotiations, representations, prior discussions or preliminary understandings between the parties. No statements, warranties, or representations of any kind that are not contained in this Agreement will in any way bind the parties. This Agreement can only be changed or modified by a writing signed by both of the parties.

27.	Governing Law:
 This Contract and the legal relationship between the parties hereto shall be governed by and construed in accordance with the substantive laws of the state where the Facility is located, including Article 7 of the Uniform Commercial Code as ratified in that state, notwithstanding its conflict of laws rules. Any lawsuit or other action involving any dispute, claim or controversy relating in any way to this Contract shall be brought only in the appropriate state or federal court in the state where the Facility is located.

Integrated Distribution and Logistics Direct, LLC (SPExpress) By: /s/ Michael K. Bayley Name: Michael K. Bayley Date: July 2, 2012	Mannatech, Incorporated (Client) By: /s/ Robert A. Sinnott Name: Robert A. Sinnott Date: July 2, 2012

 Appendix A

Services Policies and Procedures

Quotations
:
Quotations are based on the cost of services, labor and materials on the date of the quote and are effective for the original term of this Agreement, as set forth in paragraph “5. Term of Agreement,” and for successive terms, unless modified or amended pursuant to the terms of this Agreement.

Alterations/Specifications:

Prices quoted are based upon the understanding by SPE of the specifications submitted and the samples provided by Client. If there is a material change in specifications, instructions, systems, packaging or volume resulting in additional costs, SPE will immediately notify Client of resulting price change with an updated Services Price Schedule (Appendix B). Client may terminate this Agreement should it disagree with such price change, by providing a written notice to this effect to SPE.  SPE may terminate this agreement should any price change be rejected by Client.  Client understands that SPE will use its reasonable efforts to accommodate any changes in specifications or any alternations and that any such changes in specifications or alternations may delay SPE's order processing for Client.

Postage Costs:
Quotations do not include postage, freight or other shipping charges.  Payment of postage in advance is required on all orders.  SPE will establish and Client will fund a deposit account for postage.  Upon the charges being incurred, whether or not an invoice or bill has been issued by SPE, SPE shall be deemed to have earned any deposits held by SPE up to the amount of costs and charges incurred for the Client.

Processing Charges/Retention:
Client is responsible for all bank charges, deposit, check clearing, check verification, merchant account, credit card processing and other fees to service Client's orders. It is a recommended practice for SPE to use the merchant account of the Client. In instances where SPE uses its own merchant account, SPE may retain or require deposit of funds in a reasonable amount, and for a reasonable period of time (up to 120 days) to honor credit card charge-backs, refund requests, and returns.

Acceptance of Order:
Client agrees SPE may refuse, at any time, to mail any copy, photographs, illustrations or products of any kind that, in SPE's sole judgment, is believed not to be in compliance with specific terms of the order, is fraudulent, is an invasion of privacy, is degrading, libelous, unlawful, profane, obscene, pornographic, tends to ridicule or embarrass, or is in bad taste, or which in is an infringement of a trademark, trade name, service mark, or copyright belonging to a third party or is in violation of the FTC's Mail or Telephone Order Merchandise Trade Regulation Rule.

Prior to exercising such right of refusal, SPE will immediately advise Client by phone, facsimile or email. SPE will explain to Client why SPE believes such action is necessary, and will exercise commercially reasonable efforts to resolve the problem with Client.

Mailing Lists/Orders:
Client's mailing list(s) and/or orders in SPE's possession, for shipping, storage and/or otherwise, is the exclusive property of Client and will be used only in accordance with Client's instructions. SPE will use the same care with respect to Client's data, property and products in its possession as it uses with its own. This includes adequate backup procedures for all files and programs. SPE will not be liable for compiling such lists nor for an intangible or special value attached thereto. SPE is not responsible for the accuracy of lists supplied by the Client or a list broker.

Extra or Special Services:
a.	Warehouse labor required for services other than ordinary handling and storage will be charged to Client at rates as set forth in Appendix B.
b.
Special services requested by Client including but not limited to repackaging of Goods, compiling of special stock statements; reporting marked weights, serial numbers or other data from packages; special physical counts of Goods; and handling transit billing will be subject to a charge at rates as set forth in Appendix B.

c.	Supplies other than those as set forth in Appendix B may be provided for Client at a charge in addition to SPE’s cost.
d.	By prior arrangement, Goods may be received or delivered during other than usual business hours, subject to a charge.
e.
Communication expense including postage, overnight delivery, or telephone may be charged to Client if such concern more than normal inventory reporting or if, at the request of Client, communications are made by other than regular United States Mail.

f.
All extra or special services will be approved by Client prior to the commencement of the work.  Documentation and approval may be made via workorder or similar document and may be approved via email acknowledgement, facsimile or other means.

g.	The placement of up to 3 stickers per bottle shipped is specifically excluded as an Extra or Special Service.
h.	The placement of any promotional material, either mechanically or manually, is specifically excluded as an Extra or Special Service.

Materials:
SPE assumes in all quotations that all materials and products provided will permit efficient handling. Any materials or products that require special handling or packaging may be subject to additional costs as mentioned above. Client will be notified when this situation arises and approval will be obtained for handling for special rates before proceeding with work, and a new delivery schedule may result. Each incoming carton or skid must be clearly marked with identity, item code, and quantity. Multiple items should not be included within a single carton, skid or container unless clearly noted on the physical container, as well as on accompanying paperwork. All items must be clearly coded as reasonably agreed by SPE and Client. SPE will not be responsible for picking and packing errors, which result from Client's failure to code or from any mis-marking of items by Client or any third party. Client is expected to provide SPE with sufficient inventory or adequate sources of supply to meet anticipated demand. Cost for backorders, delay notices, canceled orders and increased client service resulting from out of stock conditions will be billed to Client.

Packaging and Inserting:
All efforts will be made to package material/products to protect the product itself, as well as the “perceived value” image.  Standard materials are generally used.  Custom or specified materials may involve additional costs and/or handling charges, as well as longer lead times.

Reporting:
SPE agrees to provide Client, trading partners or other applicable parties with complete and accurate ship confirm files or other shipment notifications as required on a timely basis.

Accurate Information:
Client will provide SPE with information concerning the Goods, which is accurate, complete and sufficient to allow SPE to comply with all laws and regulations concerning the storage, handling and transporting of the Goods. Client will indemnify and hold SPE harmless from all loss, cost, penalty and expense (including reasonable attorneys’ fees) which SPE pays or incurs as a result of Client failing to fully discharge this obligation.

Client acknowledges that

SPE has no control over the delivery schedules of the U.S. Postal Service, UPS, FedEx or other carriers and cannot guarantee when mail and/or parcel or freight shipments released to a carrier will be delivered by that carrier.

All orders are accepted by SPE subject to the condition that occurrences beyond SPE's reasonable control, for example: fire, accident, acts of God, and mechanical breakdown.
Client's late or back-ordered material or product may delay the completion date of an order's processing by more than the actual elapsed time the material or product is late.

Insurance
:
During the term of the Agreement, SPE will maintain the following insurance coverage with respect to its operations, namely:
Statutory Workers' Compensation insurance with an Employers Liability limit of not less than $500,000 per occurrence, the expense for which will be the sole responsibility of SPE.
Warehouse Legal Liability and Limitation of Damages
Goods are not insured by SPE against loss or injury however caused.

Commercial General Liability Insurance including contractual liability coverage with bodily injury and property damage combined single limit of not less than $1,000,000 per claim and $2,000,000 total policy limit. The premium expense for this insurance will be the responsibility of SPE.  SPE will add Client as an additional insured on policy.

Payments at Termination:
Subject to the terms of the Agreement, SPE will be compensated in full for:

Any fees, expenses, or other amounts payable in accordance with the Agreement in relation to services duly performed through the date of termination,
The cost of preparing a final inventory for Client, and
The reasonable cost of any goods or services purchased for Client under the terms of the Agreement prior its termination.

Verbal Orders:
Verbal orders are accepted only with the provision that the final specifications will be those understood by SPE at the time the order was taken and commemorated in writing by a corresponding Manifest complying with the requirements of Section 3 of the Agreement and issued by Client to SPE prior to the verbal order.

END OF APPENDIX A

Appendix B

Services Price Schedule (Attached)

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Appendix C

Service Level Standards/Statement of Work

Receiving
Client provides electronic ASN or PO file of inbound shipment with some paperwork pertaining to shipment and in accordance with SPE Routing Guide.
Receive shipment(s) at warehouse.
Offload and inspect inbound shipment for external damage, etc.
Perform counts by scanning M/C barcode; log on Receiver document; note any discrepancies on Receiver document.
Palletize M/C freight and stage for put away pending Client approval.
Receiver document forwarded to Client for review and approval.
“Clean” receipts, where items/quantity matches ASN, get entered into inventory and put away immediately, no waiting for approval; receipts that are not clean (missing product, damages, etc) are held for Client review and approval before further action taken.
Where necessary approval received and inventory entered into system (i.e. released from hold to saleable inventory).
Warehouse completes put away of stock into bin/bulk locations or routes directly into production.
Service Level Standard:  All inventory received and entered into active inventory within 24 hours (1 business day) of receipt, subject to Client approval.

Returns
Receive inbound shipment of returns from carriers
Destroy all contents of all returned products.
License plates applied to products.
Return file generated and sent to Client to process against RMA and issue credit.
Approved product restocked back into saleable inventory.
Service Level Standard:  All returns processed within 48 hours of receipt (2 business days).

Order Processing, Pick, Pack, and Manifest
Client posts an electronic “order ready” file to FTP site at designated intervals during course of day.
For Retail Orders, can take data file feed from VAN or all can flow through Client; in which case Client passes order file.
Order files imported into SPExpress order processing system.
If Client provides item count trailer in order file, SPExpress will perform a QC audit to ensure accurate import (for example:  orders and items summed).
Order discrepancies presented and reviewed with Client.
If applicable, order discrepancies or errors corrected.
Orders released to warehouse floor in waves.
Orders picked and packed.
Orders (small parcel) sent to sent to manifest stations for weighing, further prep and application of carrier compliant label.
Orders (small parcel) loaded out in staged trailers for delivery to FedEx/UPS/USPS or other carrier if applicable.
Orders (LTL) sent to manifest stations for weighing (floor scales), labeling and final inspection.
Orders (LTL) BOL prepared by Transportation Department; carrier notified and pick-up scheduled.
Orders (LTL) loaded onto carrier trailer and BOL signed and receipt by carrier acknowledged.
End of day manifest file closed out and track # files uploaded to proper carriers.
Any exceptions investigated and acted upon.
Service Level Standard:
• Order Accuracy (Pick, Pack and Ship):  ***%.

• Inventory Accuracy (Shrinkage):   ***%.

• Outbound Shipments:  If order file received before *** EST, ***% of orders shipped within 24 hours (1 business day) and balance shipped within 48hours (2 business days).

IT and Corp
Ship confirm file produced and posted to FTP site at agreed upon times.
Data presented in suitable format for VAN if trading partner advance notification required.
Stored procedure can send same file to Client for billing and VAN for ASN.
If Client is doing ASN one ship confirm file to Client.
Account Manager handles all Customer Service issues.
Service Level Standard:  All ship confirm files and required data posted same evening or early next day via stored procedures.

Assumptions
Client handles all ASN transmissions to/from VAN or retailer direct (SPExpress can accommodate but costs not included).
Client to provide *** rolling forecast of projected order volume to SPExpress.
Packaging of outbound orders in accordance with customer specifications.
Product stored in bins/racks and bulk with assumption of at least four (4) high in bulk.
Estimated orders per month, approximately ***.
***% of orders shipped small parcel via FedEx or similar carrier.
***% of orders shipped LTL or other.

Mannatech Initials:                                           ___________________                                Date:           ________________

SPExpress Initials:                                ___________________                                Date:           ________________

Appendix D

List of Employees Exempt from Non-Solicitation

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